Exhbit 10.4.1

Vina Technologies, Inc.
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, CA  94025


July 1, 1996


Mr. Tom Barsi
160 Parkhaven Drive
Danville, CA  94506

Dear Tom,

I am pleased to confirm our offer to you to join VINA Technologies, Inc. as a founder of the Corporation reporting to me. Your initial assignments will principally be to:

     Develop and implement a marketing and sales strategy
     Identify, prioritize and pursue a top 10 customer list
     Develop long term volume purchase agreements with the top 10 customers. Secure customer commitments in the form of letters of intent and purchase orders
     Develop a commission plan for 1997

You will be located in Santa Clara County in a building yet to be leased. Your base salary will be $8,333.34 per month with semi-monthly pay periods. In is our intent, with your help, to have a Board of Directors approved commission plan in place for 1997 by December of this year. There will be no commission plan for 1996, however in addition to your base salary you will be eligible for a $70,000 bonus upon your delivering a bonified letter of intent from Pacific Bell during 1996 for a volume purchase from Vina Technologies in 1997. You will also be eligible for up to two additional $30,000 bonuses, one for each bonified letter of intent you deliver from Customers in the Board approved top 10 list during 1996 for a volume purchase from Vina Technologies in 1997. In addition, on accepting this offer, we will make available 40,000 shares of Vina Technologies, Inc. Common Stock for your purchase, subject to repurchase, at the price of $0.001 per share, the specifics concerning the stock purchase are documented in the enclosed Restricted Stock Purchase Agreement.

This offer letter sets forth the entire agreement between you and Vina Technologies, Inc. concerning your employment. Neither you nor Vina Technologies, Inc. shall be bound to any term or condition of your employment other than as expressly provided in this letter or in writing dated subsequent to the date of this letter and signed by an officer of Vina Technologies, Inc.

This offer constitutes employment at will, which may be terminated at any time by you or Vina Technologies, Inc. for any reason, with or without cause. This offer of employment is contingent upon your signing the Employee Proprietary



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Information   and  Inventions   Agreements  and  compliance   with  the  Federal
Immigration Reform and Control Act of 1986.

This offer of employment will be valid until the close of business Tuesday, July 16, 1996. To accept this offer, please sign and return this offer letter to me by Tuesday. The enclosed copy of this letter is for your records. Should you have any questions do not hesitate to call me.

Tom, I look forward to your accepting our offer and joining the founding team at Vina Technologies, Inc.

Sincerely,

Vina Technologies, Inc.



/s/ Josh Soske

Josh Soske,
President.






I am pleased to accept this offer with VINA Technologies, Inc. I will report to work on

     8/4/96
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Signed:


   /s/ Thomas J. Barsi                                  7/12/96
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   Signature                                            Date